UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 17, 2005

CRESCENT BANKING COMPANY

(Exact Name of Registrant as Specified in Charter)

Georgia	0-20251	58-1968323
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Caring Way, Jasper, Georgia 30143

(Address of Principal Executive Offices, including Zip Code)

(678) 454-2266

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b)

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01.	Entry into a Material Definitive Agreement.

On March 17, 2005, Crescent Banking Company (the “Company”) entered into a Change of Control Employment Agreement (the “Agreement”) with Leland W. Brantley, Jr., the chief financial officer of the Company, which is intended to provide Mr. Brantley with compensation and benefits in the event of a change of control of the Company. The Agreement has a term of three years, which is automatically extended for an additional one-year term on each anniversary of the Agreement, unless the Company gives Mr. Brantley notice at least 60 days prior to such anniversary that the Agreement shall not be extended.

The Agreement provides that, upon a change of control, Mr. Brantley shall continue be employed in his then-current capacity with the Company at his then-current salary, with his salary to be reviewed each year. In addition, Mr. Brantley shall continue to be eligible for an annual bonus and participation in the Company’s incentive, savings, retirement and benefit plans and is entitled to fringe benefits and reimbursement of expenses in accordance with the Company’s policies, practices and procedures.

The Agreement is terminable by the Company (including its successors and assigns) with or without cause and by Mr. Brantley for good reason (as such terms are defined in the Agreement). In the event of a change of control followed by termination by the Company without cause or by Mr. Brantley with good reason, the Company shall pay to Mr. Brantley, in lump sum, his then-current salary through the date of such termination, his bonus for the current year on a pro rata basis, any accrued vacation pay, deferred compensation as to which Mr. Brantley has not selected a specific payout date, and an amount equal to two times his then-current salary. In addition, the Company shall continue, for a period of two years, to provide benefits to Mr. Brantley and his family and all unvested stock options shall vest as of the termination. In the event of termination by the Company with cause or by Mr. Brantley other than for good reason, or the expiration of the Agreement, the Company shall pay to Mr. Brantley accrued salary, vacation pay and deferred compensation.

The Agreement contains a confidentiality provision that applies during Mr. Brantley’s employment and after his termination.

A copy of the Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description

10.1	Change of Control Employment Agreement, dated as of March 17, 2005 by and between the Company and Leland W. Brantley, Jr.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRESCENT BANKING COMPANY

/s/ J. Donald Boggus, Jr.
J. Donald Boggus, Jr.
President and Chief Executive Officer

Date: March 22, 2005